SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED OCTOBER 18, 2012 TO PROSPECTUS DATED MAY 11, 2012

SEPTEMBER 2012 PERFORMANCE UPDATE

	September 2012	Year to Date	Total NAV 09/30/2012	NAV per Unit 09/30/2012

Series A-1	1.48%	7.59%	$14,118,745	$1609.76
Series A-2	1.65%	9.22%	$3,497,058	$1,775.51
Series B-1	-0.44%	3.86%	$5,191,774	$1,289.57
Series B-2	-0.27%	5.43%	$4,171,976	$1,371.56

          * All performance is reported net of fees and expenses

Fund results for September 2012:

          The Fund’s trading strategies produced negative results in September as the expansion of accommodative policies by central bankers led investors to add risk. Optimism that followed the European Central Bank’s (“ECB”) decision to buy Spanish and Italian bonds was amplified by the U.S. Federal Reserve’s (the “Fed”) announcement of a third round of quantitative easing (“QE3”), lifting equities worldwide. The Fed revealed an open-ended plan to buy mortgage-backed securities while holding the federal funds rate near zero through at least mid-2015. The Bank of Japan’s (the “BOJ”) move to add 10 trillion yen to their asset purchase program and China’s openness to stimulus further supported stocks. Base metals climbed on hopes for increased demand while gold and silver benefited as inflation hedges. NY crude topped $100/bbl before growing stockpiles and the end of the summer driving season helped to reverse the trend. Natural gas rallied to a 2012 high on below normal gains in inventory ahead of the winter heating season. The Fund’s short-term strategies posted mixed results with gains in metals and losses in currencies.

          The Fund’s bond positions produced moderate losses in September as central bank intervention drove market movement. German bund yields climbed sharply as the ECB’s plan to purchase Italian and Spanish debt reduced safe-haven demand. Bund futures reached 3-month lows before concern over austerity measures within Spain’s 2013 budget and its ability to cooperate with the ECB sparked anxieties and reversed the move. After dipping 1.5%, U.S. 10-year note futures recovered to nearly unchanged on higher than expected U.S. jobless claims. The BOJ also eased, adding 10 trillion yen to its existing asset purchase program, suppressing JGB yields.

          The Fund’s allocation to currencies underperformed in September as the U.S. dollar lost ground against all major currencies in response to the Fed stimulus. Market expectations for QE3 proved to be correct as a weak employment data prompted further injections of liquidity. The Fed moved its focus to the mortgage market, announcing open-ended monthly purchases of $40 billion in mortgage backed securities. The ECB implemented a broad bond purchase program but stopped short of lowering interest rates. These moves prompted a decline in the U.S. dollar versus the euro (+2.2%) and the British pound (+1.6%). The Canadian dollar (+0.3%) strengthened as jobs data was better-than-expected. In Japan, the expansion of the BOJ’s bond purchase program led to volatile month for the yen (+0.5%).

          The Fund’s positions in the metals sector generated positive results in September as plans for open-ended asset purchases by U.S. and European central bankers and new infrastructure spending in China lifted both precious and base metal alike. Disappointing U.S. jobs data fueled growing expectations for monetary stimulus while China’s approval of new infrastructure spending supported metals early. Metals spiked higher following the announcement of QE3 with LME Aluminum (+11.3%) posting 11 consecutive gains, its longest rally in 25 years. LME and Comex copper gained 7.7% and 8.7% respectively on anticipated raw material demand. Labor unrest in South Africa forced the closure of mines owned by Anglo American Platinum, the world’s top producer. Platinum was up 19.2% since August 16.

          The Fund’s allocations to the energies sector yielded disappointing results in September as the 30% climb in crude since June abruptly reversed on demand concerns and a build in supplies. Saudi Arabia’s commitment to increase production, concern over a Spanish bailout and a reduced profit outlook from economic bellwether Fedex sent prices lower. The September 19 inventory report showed a build of +8.53M bbl, culminating in a 4.4% decline for crude. Gasoline strengthened against crude, climbing 1.2%, as refining capacity remained constrained. Heating oil also gained as the winter heating season draws near. Natural gas (+12.1%) finished at 2012 highs on news that stockpiles will fall short of capacity prior to winter.

          The Fund’s perpetual long gold position produced strong results as investors flocked to gold in order to hedge away inflation risk brought on by the currency debasing polices of the ECB and the Fed. Gold’s attraction as a value store drove it 5.1% higher, reaching a 6-month high ($1787/Troy oz). The quarterly gain of 11% was its best since June of 2010.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1
SEPTEMBER 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended September 30, 2012)

STATEMENT OF INCOME
SEPTEMBER 2012

Investment income, interest	$(316)

Expenses
Management fee	26,584
Ongoing offering expenses	—
Operating expenses	8,861
Selling commissions	23,630
Other expenses	62
Incentive fee	—
Brokerage commissions	28,347
Total expenses	87,483

Net investment gain (loss)	(87,799)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	378,422
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(84,442)

Net gain(loss) on investments	293,980

Net increase (decrease) in net assets from operations	$206,181

STATEMENT OF CHANGES IN NET ASSET VALUE

SEPTEMBER 2012

Net assets, beginning of period	$13,770,526

Net increase (decrease) in net assets from operations	206,181

Capital share transactions
Issuance of shares	197,338
Redemption of shares	(55,301)

Net increase(decrease) in net assets from capital share transactions	142,037

Net increase(decrease) in net assets	348,218

Net assets, end of period	$14,118,744

NAV Per Unit, end of period	$1,609.76

SUPERFUND GOLD, L.P. – SERIES A-2
SEPTEMBER 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended September 30, 2012)

STATEMENT OF INCOME
SEPTEMBER 2012

Investment income, interest	$(78)

Expenses
Management fee	6,573
Ongoing offering expenses	—
Operating expenses	2,191
Other expenses	15
Incentive fee	—
Brokerage commissions	7,009
Total expenses	15,789

Net investment gain (loss)	(15,867)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	93,574
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(20,880)

Net gain(loss) on investments	72,694

Net increase (decrease) in net assets from operations	$56,826

STATEMENT OF CHANGES IN NET ASSET VALUE
SEPTEMBER 2012

Net assets, beginning of period	$3,507,664

Net increase (decrease) in net assets from operations	56,826

Capital share transactions
Issuance of shares	0
Redemption of shares	(67,432)

Net increase(decrease) in net assets from capital share transactions	(67,432)

Net increase(decrease) in net assets	10,606

Net assets, end of period	$3,497,058

NAV Per Unit, end of period	$1,775.51

SUPERFUND GOLD, L.P. – SERIES B-1
SEPTEMBER 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended September 30, 2012)

STATEMENT OF INCOME
SEPTEMBER 2012

Investment income, interest	$(161)

Expenses
Management fee	9,775
Ongoing offering expenses	—
Operating expenses	3,258
Selling commissions	8,689
Other expenses	245
Incentive fee	—
Brokerage commissions	16,073
Total expenses	38,041

Net investment gain(loss)	(38,202)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	224,436
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(209,073)

Net gain(loss) on investments	15,363

Net increase (decrease) in net assets from operations	$(22,839)

STATEMENT OF CHANGE IN NET ASSET VALUE
SEPTEMBER 2012

Net assets, beginning of period	$5,345,195

Net increase (decrease) in net assets from operations	(22,839)

Capital share transactions
Issuance of shares	9,250
Redemption of shares	(139,833)

Net increase (decrease) in net assets from capital share transactions	(130,583)

Net increase(decrease) in net assets	(153,422)

Net assets, end of period	$5,191,774

NAV Per Unit, end of period	$1,289.57

SUPERFUND GOLD, L.P. – SERIES B-2
SEPTEMBER 2012 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended September 30, 2012)

STATEMENT OF INCOME
SEPTEMBER 2012

Investment income, interest	$(130)

Expenses
Management fee	7,842
Ongoing offering expenses	—
Operating expenses	2,614
Other expenses	196
Incentive fee	—
Brokerage commissions	12,894
Total expenses	23,547

Net investment gain(loss)	(23,676)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	180,050
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(167,725)

Net gain(loss) on investments	12,325

Net increase (decrease) in net assets from operations	$(11,351)

STATEMENT OF CHANGE IN NET ASSET VALUE

SEPTEMBER 2012
Net assets, beginning of period	$4,183,327

Net increase (decrease) in net assets from operations	(11,351)

Capital share transactions
Issuance of shares	0
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	0

Net increase(decrease) in net assets	(11,351)

Net assets, end of period	$4,171,976

NAV Per Unit, end of period	$1,371.56

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.